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                                                                     EXHIBIT (n)




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-104959 of Van Kampen Senior Loan Fund on Form N-2 under the Securities Act of 1933, of our report dated September 10, 2004, appearing in the Annual Report of Van Kampen Senior Loan Fund, for the year ended July 31, 2004 and incorporated by reference into the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus which is also part of such Post-Effective Amendment to the Registration Statement and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.



/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
September 30, 2004